SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     September 30, 1997

                            CONSOLIDATED PAPERS, INC.
               (Exact name of registrant as specified in charter)


         Wisconsin             0-1051           39-0223100
(State of other jurisdiction (Commission       (IRS Employer
     of incorporation)      File Number)    Identification No.)



                231 First Avenue North, Wisconsin Rapids, WI        54495-8050
                  (Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code:   (715) 422-3111



ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On September 30, 1997, the Registrant acquired all of the outstanding shares of the capital stock of Repap USA, Inc. pursuant to a stock purchase agreement (the "Agreement") between Repap Enterprises, Inc. and Consolidated Papers, Inc. dated as of August 8, 1997. Repap USA, Inc. is a holding corporation for Repap Wisconsin, Inc. and Repap Sales Corporation. Repap USA, Inc., Repap Sales Corporation and Repap Wisconsin, Inc. are hereinafter referred to as the "Acquired Companies."

     The aggregate purchase price (the "Purchase Price") for the Acquired Companies, which was determined on the basis of arm's-length negotiations, consisted of approximately $228.8 million in cash. In addition, liabilities of the Acquired Companies totalling approximately $433 million in net debt and $14 million in post-retirement benefits remained in place following the closing.

     The Purchase Price shall be increased (or decreased) by the amount of any changes, if any, in the Acquired Companies' working capital, long-term debt and capital expenditures from June 30, 1997 to September 30, 1997.

     The sources of the cash consideration paid at closing consisted of borrowings by Registrant pursuant to a credit agreement among Registrant, certain banks listed therein, and Wachovia Bank of Georgia, N.A., as agent.

     Repap Wisconsin, Inc., Kimberly, Wisconsin, is a manufacturer of coated groundwood and coated free sheet publication papers. The mill has a capacity of 508,000 tons of coated paper annually as well as an integrated groundwood pulp mill, a 140,000 ton per year paper converting facility and a paper recycling facility. Repap Sales Corporation markets products manufactured by Repap Wisconsin, Inc. The Registrant intends to continue the businesses of the Acquired Companies under the name "Inter Lake Papers, Inc."

    The Registrant, based in central Wisconsin, manufactures and markets a complete line of enamel papers, also known as coated papers. These papers are used in many prominent magazines and in an assortment of printed materials, including distinguished books, brochures, advertising communications and corporate annual reports. The Registrant is also the nation's largest manufacturer of lightweight coated specialty papers, which are used in food and consumer product packaging and labeling. Other products manufactured by the Registrant include paperboard products and custom-designed corrugated displays and containers.

     Prior to the acquisitions there were no material relationships between Repap Enterprises, Inc. or the Registrant or its affiliates, directors or officers or any associate of any director or officer of the Registrant.

     The foregoing description of the Registrant's acquisition of the Acquired Companies is qualified in its entirety by reference to the Agreements which are filed as Exhibits to this Report.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial statements of businesses acquired.

     At the time of filing this Report, it is impracticable to provide the required financial statements of the acquired business described in Item 2, of this Report. The required financial statements will be filed by the Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than December 14, 1997.

     (b)  Pro Forma financial information.

     At the time of filing this Report, it is impracticable to provide the required pro forma financial statements. The required pro forma financial statements will be filed by the Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than December 14, 1997.

     (c)  Exhibits.

    Exhibit No.  Description of Document

    2(a) Stock Purchase Agreement dated August 8, 1997 among the Registrant and Repap Enterprises, Inc. (together with a list briefly identifying the contents of all omitted schedules thereto). The Registrant agrees to provide copies of such schedules to the Commission upon request.

    4(a) $750,000,000 Credit Agreement among the Registrant and Wachovia Bank of Georgia, N.A. (together with a list briefly identifying the contents of all omitted exhibits and Schedules thereto). The Registrant agrees to provide copies of such exhibits and schedules to the Commission upon request.

                 The Registrant has additional long-term debt that does not exceed 10 percent of its total assets. The Registrant agrees to provide copies of agreements covering such indebtedness to the Commission upon request.

    99(a) Press Release dated September 30, 1997 covering the transactions described in this Form 8-K.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONSOLIDATED PAPERS, INC.


Date:  October 15, 1997           By:  /s/ Richard J. Kenney
                                   -------------------------------------------
                                           Richard J. Kenney
                                  Its:     Senior Vice President, Finance


                                INDEX TO EXHIBITS


Exhibit No. Description of Document

 2(a) Stock Purchase Agreement dated August 8, 1997 among the Registrant and Repap Enterprises, Inc. (together with a list briefly identifying the contents of all omitted schedules thereto). The Registrant agrees to provide copies of such schedules to the Commission upon request.

 4(a) $750,000,000 Credit Agreement among the Registrant and Wachovia Bank of Georgia, N.A. (together with a list briefly identifying the contents of all omitted exhibits and Schedules thereto). The Registrant agrees to provide copies of such exhibits and schedules to the Commission upon request.

            The Registrant has additional long-term debt that does not exceed 10 percent of its total assets. The Registrant agrees to provide copies of agreements covering such indebtedness to the Commission upon request.

 99(a) Press Release dated September 30, 1997 covering the transactions described in this Form 8-K.